ALARIS Medical, Inc.
Corporate Headquarters
10221 Wateridge Circle
San Diego, CA
(858) 458-7000
(858) 458-7760 (fax)

                                                          News Release

AT THE COMPANY:

William C. Bopp
Sr.     VP & CFO
(858) 458-7994

FOR IMMEDIATE RELEASE
April 30, 2003

ALARIS MEDICAL REPORTS HIGHER THAN EXPECTED
SALES AND EARNINGS FOR FIRST QUARTER OF 2003

Reports earnings per share of $.04 vs. guidance of $.02

SAN DIEGO, CA, April 30, 2003 – ALARIS Medical, Inc. (AMEX:AMI) today reported net income of $2.5 million, or $.04 per share, for the first quarter of 2003, on first quarter sales of $121.2 million. These results exceeded the Company’s earlier guidance for the quarter.

Sales were $121.2 million for the quarter ended March 31, 2003, an increase of $16.8 million, or 16%, when compared with the same period in 2002. Income from operations increased 23% to $19.9 million. The Company reported net income of $2.5 million or $.04 per share, compared with net income of $.9 million or $.01 per share for the first quarter of 2002. The sales growth and the earnings per share exceeded the Company’s previous guidance for the quarter of 14% and $.02 per share, respectively.

As previously reported, during the quarter, the Company repurchased $25 million face amount of its 11-1/8% Senior Discount Notes at a premium to their then accreted book value. The Company incurred an accounting charge of $1.5 million on this repurchase. Excluding the after tax effects of this repurchase, earnings per share would have been $.05 for the quarter.

David L. Schlotterbeck, president and chief executive officer, said, “We are quite pleased to report a stronger than expected start for 2003. Our sales and earnings exceeded our objectives for the quarter. We remain very enthusiastic about the expanding global opportunities that we continue to see for our medication safety strategy.”

ALARIS Medical Reports Contunued Higher Than Expected Sales And Earnings For First Quarter of 2003

First Quarter 2003 Results

      Sales. For the three months ended March 31, 2003, sales were $121.2 million, an increase of $16.8 million, or 16%, over the same period in the prior year. If currency exchange rates for the first quarter of 2003 had prevailed during the first quarter of 2002, sales would have been $110.2 million for the first quarter of 2002. Thus, excluding the effects of currency changes, the increase in sales for the first quarter of 2003 was $11.0 million, or 10%, over the first quarter of 2002.

        Higher volumes of both drug infusion instruments and disposable administration sets were the primary factors leading to the increase in North America revenues of $10.6 million, or 15%, over the prior year. The increase in infusion instruments was largely due to sales of our proprietary Guardrails® Safety Software, primarily in the Medley™ Medication Safety System. The increase in dedicated disposables was due to an increase in our installed base of infusion devices. The increase in other disposables and service was due to approximately $2.7 million in additional sales of SmartSite® Needle-Free systems. The increases in drug infusion products in North America were partially offset by lower volumes of patient monitoring instruments and disposables compared with the prior year. International sales increased $6.2 million, or 18%, due to higher volumes and revenues of large volume pumps, dedicated disposable administration sets, and SmartSite® Needle-Free systems compared with the same period in the prior year. Excluding the effects of currency changes, International sales for the first quarter of 2003 increased 1% over the first quarter of 2002.

        Gross Profit. Gross profit increased $11.5 million, or 22%, for the quarter ended March 31, 2003, compared with the same quarter last year. The gross margin percentage increased to 52.1% for the first quarter of 2003, from 49.5% for the first quarter of 2002. Excluding the effects of currency changes, gross profit for the first quarter of 2003 would have increased $7.2 million from the first quarter of 2002 and the gross margin percentage for the first quarter of 2002 would have been 50.8%. In both North America and International, the improved margin percentage was due to increased volume of products sold, an increased percentage of software products that carry a higher margin than equipment and disposables and generally lower product costs resulting from improved manufacturing efficiencies.

        Selling and Marketing Expenses. Selling and marketing expense increased $2.8 million, or 13%, for the quarter ended March 31, 2003, compared with the same period in 2002, primarily due to increased selling costs associated with higher sales volume in the first quarter of 2003 compared with the prior year and to higher sales and marketing costs related to increased personnel, consulting and related activities supporting the continued deployment of our medication safety strategy. As a percentage of sales, selling and marketing expenses decreased to 20.0% for the first quarter of 2003 from 20.5% for the first quarter of 2002. Excluding the effects of currency changes, the increase in selling and marketing expenses for the first quarter of 2003 would have been $1.5 million, or 7%, compared with the first quarter of 2002.

        General and Administrative Expenses. General and administrative expense increased $1.4 million, or 15%, for the quarter ended March 31, 2003, compared with the same period in the prior year. As a percentage of sales, general and administrative expense decreased to 9.2% for the first quarter of 2003, from 9.3% for the first quarter of 2002. Excluding the effects of currency changes, the increase in general and administrative expenses for the first quarter of 2003 would have been $1.0 million, or 9%, compared with the first quarter of 2002. Increases in administrative expense were largely due to spending on our business process reengineering project, which began in 2002. This project is designed to enable us to achieve efficiencies throughout our business and to design a new enterprise-wide information system. The current year first quarter also included higher depreciation, legal and other professional services, and insurance expense over the prior year first quarter.

ALARIS Medical Reports Higher Than Expected Sales And Earnings For First Quarter Of 2003

        Research and Development Expenses. Research and development expense increased approximately $2.6 million, or 42%, for the quarter ended March 31, 2003, compared with the same period in the prior year. The increase was due to spending associated with new product development primarily related to our medication safety strategy and increased spending on new products for the international market. This higher spending included increased salaries, benefits, and consulting fees. Research and development expense increased to 7.3% of sales for the first quarter of 2003, compared with 5.9% of sales for the first quarter of 2002.

        Restructuring and Other Non-recurring Items. We recorded a non-recurring benefit of $1.1 million during the first quarter of 2002 for an insurance settlement. The settlement related to damages and losses incurred at one of our disposable products manufacturing plants in Mexico in 1993 as a result of flooding. The contingency related to the insurance settlement was resolved in the first quarter of 2002, when we received proceeds of $1.0 million during the quarter and notification of an additional payment due of $.1 million, which was received during April 2002.

        During the first quarter of 2002, we initiated a plan to restructure our Central European technical services. In this connection, we recorded a charge of $.5 million which included $.4 million for severance costs for 21 positions affected by the relocation of the German operation and $.1 million related to lease termination. As of March 31, 2003, all severance payments had been made to the identified employees.

        Interest Expense. Interest expense increased $.1 million, or 1%, for the quarter ended March 31, 2003, compared with the same period in the prior year. The increase was due to increased accretion on ALARIS Medical’s 11 1/8% Senior Discount Notes (the “Senior Discount Notes”) which was partially offset by a decrease in interest due to the repurchase in February 2003 of $25 million of our Senior Discount Notes.

        Interest Income. Interest income was constant during the quarter ended March 31, 2003, compared with the same quarter in 2002. While the average cash balance was higher than the same period in 2002, the yield earned on such cash was lower due to lower interest rates.

        Repurchase of debt. The Company incurred a pretax charge of $1.5 million during the quarter ended March 31, 2003 due to the repurchase of $25 million of the Senior Discount Notes at a premium and the write off of related unamortized debt issuance costs.

        Other, net. Other, net increased $.7 million for the quarter ended March 31, 2003, compared with the same quarter in the prior year due to an increase in gains on foreign currency transactions of $.5 million over the same quarter in the prior year.

Financial Position

ALARIS Medical reported net debt (total debt less cash on hand) of $430.2 million at March 31, 2003. Long-term debt was $508.2 million and cash was $78.0 million, which represents a $27.5 million reduction from net debt of $457.7 million at December 31, 2002. During the quarter ALARIS Medical repurchased $25 million face amount of its 11-1/8% Senior Discount Notes. Additionally, in April 2003, ALARIS Medical Systems repurchased $2.5 million principal amount of its 11-5/8% Senior Secured Notes at a total cost of $2.9 million or 117% of principal amount. Such premium, along with a write-off of unamortized debt issue cost related to the purchased amount of debt will be recorded as a charge of $.5 million (approximately $.3 million after tax) in our second quarter operating results.

ALARIS Medical Reports Higher Than Expected Sales And Earnings For First Quarter Of 2003

Recent Key Developments

o	The Company announced on April 17, 2003, the filing of a shelf registration statement on Form S-3 with the Securities and Exchange Commission (SEC). The shelf registration statement will allow the Company to issue common stock, debt securities and other types of securities from time to time, up to an aggregate of $550 million. As disclosed in the registration statement, we expect to use the net proceeds from the sale of the securities covered by the registration statement to reduce or refinance some or all of the outstanding indebtedness of ALARIS Medical or ALARIS Medical Systems, or both, and for general corporate purposes. ALARIS Medical is seeking approval from its shareholders at its annual meeting of shareholders on April 30, 2003 to increase by 10 million the number of shares of common stock it is authorized to issue. If such additional shares are authorized, ALARIS Medical currently intends to seek to offer for sale some or all of these additional 10 million shares under the registration statement. Additionally, in connection with a debt refinancing as contemplated by the registration statement, we currently expect to use a portion of our existing cash balances, in order to decrease our total debt and to seek to obtain a revolving credit facility for increased liquidity and operating flexibility. Our ability to effect any of these transactions will depend on many factors, including overall financial market and economic conditions and our operating performance and expectations at such time.

o	The Company announced the release of our Medley™ Syringe Module with our proprietary error-prevention software, the Guardrails® Safety Software, to one of the hospitals currently using our point-of-care computer, the Medley™ Medication Safety System. This hospital has implemented over fifty Medley™ Syringe Modules across the Neonatal, Pediatric, and Adult Intensive Care Units.

o	The Company announced the expansion of our proprietary software applications for the Medley™ Medication Safety System with the addition of the Guardrails® Continuous Quality Improvement (CQI) Standard Software. This software includes the Guardrails® CQI Event Tracker that monitors programming alerts issued and records the steps leading to an alert as well as the subsequent programming of the infusion device. The Guardrails® CQI Event Tracker is designed to store up to one year of Guardrails® Software related alerts. This data can be transferred and archived in the Guardrails® CQI Event Reporter database, and further provides a standard package of HTML reports for viewing and analysis. Hospitals and health systems can utilize this data to analyze their medication and quality improvement processes and to monitor clinical point-of-care programming, which occurs outside of their best practice guidelines.

o	The Company announced the findings of a special study we conducted to evaluate the risk of harm to patients from intravenous (IV) medication administration errors. The study reports on data collected from seven hospitals that use the Medley™ Medication Safety System. The purpose of the study was to identify patterns in the occurrence of IV medication errors and to pinpoint potential sources of adverse drug events (ADEs) and the resulting degrees of harm to patients. The data associated with pump programming changes following a Guardrails® Alert reveal that a potentially life-threatening IV error occurs every 2.6 days at the average 350-bed hospital. Additionally, the data indicates that a potentially significant IV error occurs every 3.6 days at the same hospital. David Schlotterbeck, President and CEO of ALARIS Medical Systems, Inc., presented these findings on March 14, 2003 at the National Patient Safety Foundation 5th Annual Congress in Washington, D.C.

ALARIS Medical Reports Higher Than Expected Sales And Earnings For First Quarter Of 2003

Outlook

For the second quarter of 2003 we are currently forecasting sales growth of approximately 15% over the $108.5 million reported for the same quarter last year. Earnings per share are forecasted to be $.03 to $.05 for the quarter compared with $.01 per share for the second quarter of 2002.

The Company is increasing our earnings per share guidance for full year 2003 to $.23 to $.25. This is an increase from our previous earnings per share guidance of $.21 to $.23. This increase is due to the stronger than expected first quarter results. We are currently forecasting sales growth of 11% to 13% over 2002 with income from operations forecasted to grow 17% to 21% over the $71.7 million reported for 2002.

ALARIS Medical, Inc. (AMEX: AMI), through its wholly owned operating company, ALARIS Medical Systems, Inc., develops practical solutions for medication safety. The Company designs, manufactures and markets intravenous (IV) medication delivery and infusion therapy devices, needle-free disposables and related monitoring equipment in the United States and internationally. ALARIS Medical’s proprietary Guardrails® Safety Software, its other “smart” technologies and its “smart” services help to reduce the risks and costs of medication errors, help to safeguard patients and clinicians and also gather and record clinical information for review, analysis and transcription. The Company provides its products, professional and technical support and training services to over 5,000 hospital and health care systems, as well as alternative care sites, in more than 120 countries through its direct sales force and distributors. Headquartered in San Diego, California, ALARIS Medical employs approximately 2,900 people worldwide. Additional information on ALARIS Medical can be found at http://www.alarismed.com.

This news release contains forward-looking statements as defined in the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Persons reading this release are cautioned that such forward-looking statements (including without limitation, the statements under “Outlook” above) involve risks and uncertainties, including the effect of legislative and regulatory changes affecting the health care industry, the potential of increased levels of competition, technological changes, the dependence of ALARIS Medical upon the success of new products (including its proprietary Guardrails® Safety Software and the MEDLEY™ Medication Safety System) and ongoing research and development efforts including obtaining regulatory approvals, restrictions contained in the instruments governing the Company’s indebtedness, and the significant leverage to which the Company is subject. Such risk factors are detailed in the Securities and Exchange Commission filings of ALARIS Medical, Inc. and ALARIS Medical Systems, Inc., including Forms 10-K for the year ended December 31, 2002, and other filings. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

[Financial Tables to Follow]

ALARIS MEDICAL, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(Dollar and share amounts in thousands, except per share data)

	Three Months Ended March 31,
	2003	2002

Sales	$121,174	$104,400
Cost of sales	58,000	52,688

Gross profit	63,174	51,712

Selling and marketing expenses	24,242	21,436
General and administrative expenses	11,142	9,716
Research and development expenses	8,798	6,202
Restructuring and other non-recurring items	-	(585)

Total operating expenses	44,182	36,769

Interest income from sales-type capital leases	873	1,189

Income from operations	19,865	16,132
Other income (expenses):
Interest income	222	213
Interest expense	(14,556)	(14,427)
Repurchase of debt	(1,545)	-
Other, net	189	(494)

Total other expense	(15,690)	(14,708)

Income before income taxes	4,175	1,424
Provision for income taxes	1,628	570

Net income	$2,547	$854

Net income per common share, basic	$.04	$.01

Net income per common share, diluted	$.04	$.01

Weighted average common shares outstanding, basic	59,772	59,192

Weighted average common shares outstanding, diluted	63,776	60,599

ALARIS MEDICAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEET

(Dollar and share amounts in thousands, except per share data)

ASSETS

	March 31, 2003	December 31, 2002
	(Unaudited)

Current assets:
Cash and cash equivalents	$77,957	$69,739
Receivables, net	71,611	90,050
Inventories	59,122	56,924
Prepaid expenses and other current assets	24,673	26,766

Total current assets	233,363	243,479
Net investment in sales-type capital leases, less current portion	15,103	16,050
Property, plant and equipment, net	58,221	56,448
Other non-current assets	33,987	35,666
Goodwill	143,984	143,984
Intangible assets, net	89,523	90,074

	$574,181	$585,701

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$21,617	$19,187
Accrued expenses and other current liabilities	51,724	51,157

Total current liabilities	73,341	70,344

Long-term debt	508,239	527,468
Other non-current liabilities	19,828	20,038

Total non-current liabilities	528,067	547,506

Contingent liabilities and commitments	-	-

Stockholders’ equity:
Non-redeemable preferred stock, authorized 9,000 shares,
issued and outstanding: none	-	-
Common stock, authorized 75,000 shares at $.01 par value; issued
60,433 and 60,045 shares at March 31, 2003 and
December 31, 2002, respectively	604	600
Capital in excess of par value	153,272	151,423
Accumulated deficit	(174,860)	(177,407)
Treasury stock, at cost, 453 shares issued at March 31, 2003
and December 31, 2002	(2,027)	(2,027)
Accumulated other comprehensive loss	(4,216)	(4,738)

Total stockholders’ equity	(27,227)	(32,149)

	$574,181	$585,701

ALARIS MEDICAL, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(Dollars in thousands)

	Three Months Ended March 31,
	2003	2002

Cash flows from operating activities:
Net income	$2,547	$854

Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	6,299	5,712
Net loss (gain) on disposal of property, plant and equipment	246	(51)
Debt discount and issue costs amortization	668	659
Accretion of bond and paid-in-kind interest	4,599	4,390
Premium on repurchase of debt	1,545	-
(Increase) decrease in assets:
Receivables, net	18,439	2,575
Inventories	(2,198)	169
Prepaid expenses and other current assets	2,332	1,560
Net investment in sales-type capital leases, non-current portion	947	1,373
Other non-current assets	224	(55)
Increase (decrease) in liabilities:
Accounts payable	2,430	(247)
Accrued expenses and other current liabilities	669	(1,890)
Other non-current liabilities	(210)	496

Net cash provided by operating activities	38,537	15,545

Cash flows from investing activities:
Net capital expenditures	(7,012)	(3,387)
Patents, trademarks and other	(113)	(363)

Net cash used in investing activities	(7,125)	(3,750)

Cash flows from financing activities:
Repurchase of debt	(25,000)	-
Principal payments on long-term debt	-	(15,969)
Proceeds from exercise of stock options	1,615	899

Net cash used in financing activities	(23,385)	(15,070)

Effect of exchange rate changes on cash	191	(12)

Net increase (decrease) in cash	8,218	(3,287)
Cash and cash equivalents at beginning of period	69,739	51,200

Cash and cash equivalents at end of period	$77,957	$47,913

ALARIS MEDICAL, INC.
SCHEDULE OF SUPPLEMENTAL FINANCIAL DATA (Unaudited)

Sales data:

	Three Months Ended March 31,
	2003	2002
	(dollars in millions)
North America
Infusion Instruments	$19.0	$12.5

Dedicated Disposables	35.9	33.8
Other Disposables and Service	19.5	17.0

Subtotal	74.4	63.3

Patient Monitoring	5.6	6.1
North America Total	$80.0	$69.4

International
Infusion Instruments	$13.9	$12.5
Dedicated Disposables	20.6	17.1
Other Disposables and Service	5.6	4.2

Subtotal	40.1	33.8

Patient Monitoring	1.1	1.2

International Total	$41.2	$35.0

ALARIS Medical Total	$121.2	$104.4